   As filed with the Securities and Exchange Commission on September 10, 1998
                                                    Registration No. 333-_______

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              -------------------

                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            BLUE WAVE SYSTEMS INC.
            (Exact name of registrant as specified in its charter)

             Delaware                                41-1425902
     (State of incorporation)           (I.R.S. employer identification no.)

                                2410 Luna Road
                           Carrollton, Texas  75006
                                 972-277-4600
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              -------------------

                            Charles D. Brockenbush
              Vice President-Finance and Chief Financial Officer
                            Blue Wave Systems Inc.
                                2410 Luna Road
                           Carrollton, Texas  75006
                                 972-277-4600
    (Name, address including zip code, and telephone number, including area code, of agents for service)

                              -------------------

                                   Copy to:
                               Bruce H. Hallett
                           Crouch & Hallett, L.L.P.
                        717 N. Harwood St., Suite 1400
                             Dallas, Texas  75201
                                (214) 953-0053

                              -------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.     [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    [ ]

                          --------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------
Title of Each Class                       Proposed Maximum    Proposed Maximum      Amount of
 of Securities Being     Amount Being    Offering Price Per  Aggregate Offering   Registration
 Registered               Registered          Share(1)             Price               Fee
---------------------------------------------------------------------------------------------------
Common Stock, $0.01       7,876,964
 par value                  shares           $2.8125             $22,153,962          $6,536

---------------------------------------------------------------------------------------------------

     (1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices for the Common Stock as reported on the Nasdaq National Market on September 2, 1998.

                              -------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+    Information contained herein is subject to completion or amendment.  A    +
+    registration statement relating to these securities has been filed with   +
+    the Securities and Exchange Commission.  These securities may not be      +
+    sold nor may an offer to buy be accepted prior to the time the            +
+    registration statement becomes effective.  This prospectus shall not      +
+    constitute an offer to sell or the solicitation of an offer to buy, nor   +
+    shall there be any sale of these securities in any state in which such    +
+    offer, solicitation or sale would be unlawful prior to registration or    +
+    qualification under the securities laws of any such State.                +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion, dated September __, 1998


                            BLUE WAVE SYSTEMS INC.

                               ----------------

                               7,876,964 SHARES

                         COMMON STOCK, $0.01 PAR VALUE

                               ----------------

          The 7,876,964 shares (the "Shares") of Common Stock, $0.01 par value (the "Common Stock"), of Blue Wave Systems Inc., a Delaware corporation (the "Company"), offered hereby are being sold by the Selling Stockholders (as defined). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares offered hereby.

          The Shares may be offered by the Selling Stockholders from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through the Nasdaq National Market (the "NMS"), or in private transactions at prices relating to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer acting in connection with the sale of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Act. The offering contemplated hereby will terminate as to the Shares upon the earlier to occur of
(i) April 27, 2001, or (ii) such time as all of the Shares either have been sold by the Selling Stockholders or have become eligible for resale under the Act without the volume limitations of Rule 144 under the Act, pursuant to an agreement to which the Company and Blue Wave Systems Limited (f/k/a Loughborough Sound Images Limited), a company registered in England and Wales ("Blue Wave Sub"), are parties. Blue Wave Sub, which is a wholly owned subsidiary of the Company, was acquired by the Company from the Selling Stockholders. See "Selling Stockholders."

          The costs, expenses and fees incurred in connection with the registration of the Shares, which are estimated to be $47,472 (excluding selling commissions and brokerage fees incurred by the Selling Stockholders), will be paid by the Company, which has also agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Act.

SEE "RISK FACTORS" BEGINNING ON PAGE 2 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL PURCHASERS OF THE COMMON STOCK.

          The Common Stock is traded on the NMS under the symbol "BWSI." The last reported sale prices of the Common Stock on the NMS on September ___, 1998 was $___ per share.

                               ----------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

              The date of this Prospectus is September ___, 1998.

                                 RISK FACTORS

     Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Shares.

     Technological Change. The market for high performance computer sub-systems and components has traditionally experienced short product life cycles and rapid technological change, requiring high levels of expenditures for research and development. The Company has introduced several digital signal processing ("DSP") products during the past five years and, in order to retain its competitive position, must continue to enhance its existing products, including Blue Wave Sub's products, and must successfully develop and introduce new products to the market. In the event the Company does not continue to incorporate new advances in DSP technology into its products, the Company's business will be adversely affected.

     Quarterly Fluctuations. The Company's quarterly financial results may vary significantly depending upon factors such as the timing of significant orders and the timing and success of new product introductions by the Company and Blue Wave Sub and their competitors. In the most recent fiscal years, the Company's business has been increasingly dominated by longer customer contracts, and Blue Wave Sub is increasingly entering into larger volume customer contracts. Therefore, the loss of a single contract, or the change in delivery schedules thereunder, can significantly affect quarterly financial results. Factors such as quarterly variations in financial results could cause the market price of the Common Stock to fluctuate substantially.

     Integration of the Company's and Blue Wave Sub's Operations. The Company and Blue Wave Sub may not be able to successfully integrate their operations, facilities and management following the completion of the Acquisition. Such integration could also have an adverse effect upon the Company and Blue Wave Sub's respective relationships with customers, suppliers and key employees. The diversion of management time towards such integration may also adversely affect customer support of existing products and the development of new products.

     Defense Industry Customer Concentration. The Company's largest single concentration of customers are prime contractors in the United States Military and Aerospace Industry. The United States federal government has reduced overall defense spending and, in certain cases, delayed or deferred funding for defense applications, which in turn has, in certain occasions, adversely affected the Company's revenues. The Company believes, however, that reduced defense spending has increased the demand for efficiency and for upgraded electronics in new and existing defense electronics systems. There can be no assurance that continued defense cutbacks would not adversely affect the Company's customers and its business. Additionally, there has been extensive consolidation of companies in the defense industry, and further consolidation is possible in the future. There can be no assurance that such consolidation will not adversely affect the Company. The Acquisition lessened this customer concentration for the Company.

     Dependence upon Suppliers and Subcontractors. All of the Company's products incorporate electronic components available from a limited number of sources. In the event of shortages of any of the single source components, the Company would be severely impacted. The vendors of these single source components include Texas Instruments, Cypress Semiconductor, Linear Technology, Matsushita, Motorola, Philips, Quality Semiconductor, Quick Logic, Advanced Interconnection Technology and Xilinx. In addition, neither the Company nor Blue Wave Sub has internal manufacturing capability. In the event that one or more of the several qualified subcontractors currently used by the Company should cease operations or become unable or unwilling to handle the Company's requirements, the Company may be adversely affected. In addition, approximately 60% of Blue Wave Sub's products are based on processors supplied by Texas Instruments or software licensed from them. Other semiconductor manufacturers produce DSP processors with similar functionality to those manufactured by Texas Instruments. Because of Blue Wave Sub's relationships with other DSP processor vendors, substitute products are generally available for most applications. However, because Blue Wave Sub's products are designed specifically to utilize a particular device, the ability to switch manufacturers would be limited by the necessity and expense of modification of each product.

     Dependence on Key Personnel. The Company and Blue Wave Sub are dependent on their key sales and technical personnel. The Company's future success will also depend, in part, on its ability to attract and retain highly qualified personnel, which are in high demand in the job marketplace. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The loss of key personnel, or the inability to hire and retain qualified personnel, could have an adverse effect on the Company's business, financial condition and results of operations.

     Competition. The Company participates in a highly competitive industry, which is subject to rapid and innovative technological change. There can be no assurance that future technological changes or the development of new or competitive products by others will not render the Company's or Blue Wave Sub's current or planned products less competitive or obsolete. Additionally, many of the companies with which the Company competes have significantly greater financial and other resources than the Company.

     Historical and Anticipated Future Operating Losses. Recently, the Company has incurred significant operating losses, including losses of approximately $342,000 ($1,083,000 operating loss on a pro forma combined basis) and $9,771,000 (including a non-recurring provision of $8,426,000 for merger and realignment expenses) in the second and fourth quarters of fiscal 1998, respectively. The Company had net income of approximately $88,000 (but an operating loss of approximately $310,000 on a pro forma combined basis) for the third quarter of 1998. The recent losses are due primarily to a decrease in the Company's revenues and, to a lesser extent increased, spending for production and market development. The decline in revenues is attributable to the risks identified in "Risk Factors", specifically "Technological Change", "Quarterly Fluctuations", "Dependence upon Suppliers and Subcontractors", and "Defense Industry Concentration." Many of the Company's potential customers, including those involved in telecommunications and defense industries, are evaluating new DSP microprocessor technology for their next generation products, which appear to have dramatic performance enhancements as compared to the current, widely available DSP microprocessors. Since many customers are in an evaluation stage, and availability of certain new DSP microprocessors is quite limited, the Company's ability to generate significant revenues from new DSP microprocessors is currently limited. Therefore, the Company anticipates that it will incur an operating loss in the first quarter of fiscal 1999. There can be no assurance that the Company's current business strategy will enable it to achieve profitable operations. For additional information, prospective investors should review the Company's most recent quarterly reports on Form 10-Q and annual report on Form 10-K. See "Available Information."

     Year 2000 Compliance. Currently, there is significant uncertainty in the software industry and among software users regarding the impact of the year 2000 on installed software. Software database modifications, and/or implementation modifications, will be required to enable such software to distinguish between 21/st/ and 20/th/ century dates. The Company uses third-party system software which will need to be modified or replaced in order to address Year 2000 compliance. The Company considers the cost to become Year 2000 compliant to be a normal operating cost necessary to periodically upgrade system software. See "The Company -- Year 2000."

                                  THE COMPANY
Principal Offices

     The Company's principal offices are located at 2410 Luna Road, Carrollton, Texas 75006, Attention: President, and its telephone number is 972-277-4600.

Year 2000

     The Company has implemented a plan ("Y2K Plan") to attempt to assess and mitigate the potential impact of the "Year 2000" problem throughout the Company. This problem can arise when time-sensitive embedded software utilizes a two digit year date field, sorting years beginning in 2000 ("00") before the year 1999 ("99"). Improper sorting can result in data corruption and processing errors. This problem can be present in licensed software, software developed for internal use, software developed for customer use and technology equipment. Additionally, Year 2000 problems resident with key business partners to the Company can also have a significant impact on the Company's operations.

     The Company has completed a detailed assessment of its internal systems and will have to replace portions of software used internally so that its computer systems will function properly with respect to dates beginning in 2000, and thereafter. The total Year 2000 project cost is not expected to be material in relation to the Company's financial position or results of operations. Although the Company believes that its Y2K Plan will adequately address the potential impact caused by the Year 2000 problem, there can be no assurance that the Company's Y2K Plan will be sufficiently comprehensive or that it will be completed on a timely basis.

                             SELLING STOCKHOLDERS

     The Selling Stockholders acquired their shares of Common Stock from the Company pursuant to its acquisition (the "Acquisition") of all of the outstanding share capital of Blue Wave Sub, which was effected on April 27, 1998. In connection with the Acquisition, former holders of securities issued by Blue Wave Sub received approximately 8,441,000 shares of Common Stock (including shares issuable under options of the Company exchanged for similar options that had been granted by Blue Wave Sub prior to the Acquisition). The Selling Shareholders include all the former shareholders and certain former option holders of Blue Wave Sub who received the Shares in the Acquisition. The Company is registering the Shares of the Selling Stockholders pursuant to certain registration rights granted to them pursuant to a Letter Agreement dated March 24, 1998, whereby the Share Purchase Agreement between Blue Wave Sub and the Company, which provided for the Acquisition, was amended to extend the closing date, remove the requirement that the Shares be registered before the Acquisition and grant such registration rights to the Selling Stockholders. The offering of the Shares contemplated hereby will terminate on April 27, 2001, or such earlier date as all Shares offered hereby either have been sold or have become eligible for resale under the Act without the volume limitations of Rule 144 under the Act.

     The table below sets forth the beneficial ownership of the Common Stock by the persons selling shares of Common Stock pursuant to this Prospectus (the "Selling Stockholders") at August 1, 1998, and after giving effect to the sale of the shares of Common Stock offered hereby. Except as otherwise noted, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him or it. For the purposes of reporting beneficial ownership herein, a person is considered the beneficial owner of the shares over which such person holds or shares voting or investment power, including the power to direct the disposition of such shares, or over which such a person can acquire such power within 60 days, for example, by the exercise of stock options or the conversion of securities.

                                                                                               Percentage of
                                                                                            Outstanding Shares
Name of                          Shares Owned          Shares          Shares Owned            Owned After
Shareholder                   Before the Offering  Offered Hereby  After the Offering/(1)/   the Offering/(1)/
-----------                   -------------------  --------------  -----------------------  ------------------

David John Quarmby/(2)/            1,519,126        1,519,126              --                       --

Rhoda Mary Quarmby/(3)/            1,519,126        1,519,126              --                       --

Rhoda Mary Quarmby &                  94,632           94,632              --                       --
 A. M.C. Dalgleish
 (As Trustees for
 Quarmby Family
 Settlement Account
 QAU6)

Dr. G. M. Duck/(4)/                1,746,811        1,746,811              --                       --

E. A. Duck/(5)/                    1,746,811        1,746,811              --                       --

Dr. G. M. Duck & E. A.                83,465           83,465              --                       --
 Duck  (As Trustees of
 G. M. Duck Children's
 Settlement Trust)

Simon Yates/(6)(7)/                2,561,402        2,473,868              --                       --


The Regent Trust              227,116             227,116                  --                       --
 Company Limited (As
 Trustee of the A.
 Christofi
 Settlement)

Steve Warman/(8)/             296,481             296,481                  --                       --

O. H. Securities              170,337             170,337                  --                       --
 Limited (As Nominee
 for RHB Trust Co.
 Ltd)/(9)/

March Investments             117,627             117,627                  --                       --
 Party Ltd.

R. S. Management Party        236,958             236,958                  --                       --

John Forrest/(10)/             18,926              18,926                  --                       --

Eagle Trustees Limited        223,142             223,142                  --                       --
 (As Trustee of the
 Loughborough Sound
 Images PLC, Employee
 Share Trust)

Brian T. Newall/(11)/         312,568             265,726                  --                       --

Pauline Elizabeth             312,568             265,726                  --                       --
 Newall/(12)/

Brian T. Newall &              42,300              42,300                  --                       --
 Pauline Elizabeth
 Newall (As Trustees
 of the Newall
 Children's Trust)

Kevin Parslow/(13)(7)/        446,565             198,819                  --                       --

Robert N. Shaddock &           52,520              52,520                  --                       --
 Robert P. Harris/(14)/

Shelley M. Shaddock/(15)/     693,366             605,832                  --                       --

Robert N.                     693,366             605,832                  --                       --
 Shaddock/(16)(7)/

Kevin Parslow & Robert         98,038              98,038                  --                       --
 P. Harris (as
 Trustees for "No. 1
 Holding RNS" and "No.
 2 Holding RNS")/(17)/

Cornhill Holdings              56,873              56,873                  --                       --
 Limited

Seonaid R. Dudley               9,463               9,463                  --                       --

Sylvia H. Thomas                9,463               9,463                  --                       --

N. J. Keeling/(18)(7)/          4,068                 946                  --                       --

Angela Dunton/(7)/              4,069               4,069                  --                       --

R. Weir/(7)/                    4,069               4,069                  --                       --

Kevin Pott/(7)/                 4,069               4,069                  --                       --

John Anthony Edwards/(7)/       4,069               4,069                  --                       --

Steven Hendry/(7)/              4,069               4,069                  --                       --


-------------------
(1)  Assumes that all of the Shares offered hereby are sold.

(2) Served as a director of Blue Wave Sub from its foundation until the Acquisition. Includes 123,021 shares beneficially owned by his spouse, Rhoda Mary Quarmby, of which 94,632 shares are held as trustee for the Quarmby Family Settlement Account QAU6.

(3) Includes 94,632 shares held as trustee for the Quarmby Family Settlement Account QAU6 and 1,396,105 shares beneficially owned by her spouse, David John Quarmby.

(4) Served as Joint Chairman of Blue Wave Sub until September 30, 1995, and served thereafter as a non-executive director of Blue Wave Sub until the Acquisition. Includes 83,465 shares held by Dr. Duck as trustee for the G.
     M. Duck Children's Settlement Trust and 101,445 shares beneficially owned by his spouse, E. A. Duck.

(5) Includes 83,465 shares held by Mrs. E. A. Duck as trustee for the G. M. Duck Children's Settlement Trust and 1,561,901 shares owned by her spouse, Dr. Duck.

(6) Serves as the Chief Executive Officer and President and Director of the Company, and has served as the sole managing director of Blue Wave Sub since 1995. Includes 1,903,616 shares held by Mr. Yates as trustee under a voting trust agreement for the benefit of Boston Holdings Limited, a former shareholder of Blue Wave Sub and 87,534 shares issuable upon exercise of options for shares of Common Stock issued by the Company in the Acquisition.

(7)  Current or former employee of the Company and/or Blue Wave Sub.

(8) Includes 170,337 shares held by RHB Trust Co. Ltd. for the benefit of Mr. Warman.

(9)  Held by RHB Trust Co. Ltd. for the benefit of Steve Warman.

(10) Served as a non-executive director of Blue Wave Sub until the Acquisition, after which he has served as a director of the Company.

(11) Served as a director of Blue Wave Sub until 1995. Includes 138,825 shares owned as nominee for Bentley Investments Ltd., 42,300 shares held with his spouse as trustees for Newall Children's Trust, 84,601 additional shares beneficially owned by his spouse, Pauline Elizabeth Newell, and 46,842 shares issuable upon the exercise of options for shares of Common Stock issued by the Company in the Acquisition.

(12) Includes 42,300 shares held with her spouse as trustees for the Newall Children's Trust and 185,667 additional shares beneficially owned by her spouse, Brian T. Newall, 46,842 of which are issuable upon the exercise of options for shares of Common Stock issued by the Company in the Acquisition.

(13) Includes 52,520 shares held by Robert N. Shaddock and Robert Harris for the benefit of Mr. Parslow, 98,038 shares held as trustee for the benefit of Robert N. Shaddock and 247,746 shares issuable upon exercise of options for shares of Common Stock issued by the Company in the Acquisition.

(14) Held for the benefit of Kevin Parslow.

(15) Includes 608,765 shares beneficially owned by her spouse, Robert N. Shaddock, of which 52,520 are held as trustee, 98,038 are held in trusts for his benefit and 87,534 are issuable upon the exercise of options for shares of Common Stock issued by the Company in the Acquisition.

(16) Served as marketing director of Blue Wave Sub since 1997, and was named Executive Vice-President of the Company after the Acquisition. Includes 84,601 shares held by his spouse, Shelley M. Shaddock, 52,520 shares held as trustee with Robert Harris for the benefit of Kevin Parslow, 98,038 shares held by Kevin Parslow and Robert P. Harris as trustees for the benefit of Mr. Shaddock, and 87,534 shares issuable upon the exercise of options for shares of Common Stock issued by the Company in the Acquisition.

(17) Held for the benefit of Robert N. Shaddock.

(18) Includes 3,122 shares issuable upon the exercise of options for shares of Common Stock issued by the Company in the Acquisition.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon by Crouch & Hallett, L.L.P., Dallas, Texas.

                                    EXPERTS

     The financial statements of Blue Wave Systems Inc. (f/k/a Mizar, Inc.) at June 30, 1996 and 1997, and for each of the fiscal years ended June 30, 1995, 1996 and 1997, incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Blue Wave Systems Limited as of September 30, 1996 and 1997, and for each of the three years in the period ended September 30, 1997, incorporated by reference in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The supplemental consolidated financial statements included in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to Blue Wave Systems Limited its opinion is based on the reports of other independent public accountants, namely PricewaterhouseCoopers. The financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10046. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Reports, proxy statements and other information concerning the Company can also be obtained electronically through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http://www.sec.gov) that contains such information regarding the Company.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

     1. the Company's Annual Report on Form 10-K for the year ended June 30, 1997, including all amendments thereto;

     2. the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ending September 30 and December 31, 1997 and March 31, 1998;

     3.   the Company's Current Report on Form 8-K dated May 12, 1998; and

     4. the description of the Common Stock which is contained in the Company's latest registration statement filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner of Common Stock to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Blue Wave Systems Inc., 2410 Luna Road, Carrollton, Texas 75006, Attention: Investor Relations (telephone (972) 277-4600).

                         INDEX TO FINANCIAL STATEMENTS


                                                                Page
                                                                ----

     Report of Independent Public Accountants..................  F-2

     Supplemental Consolidated Balance Sheets as of March 31,
      1998 (unaudited) and June 30, 1997 and 1996..............  F-3

     Supplemental Consolidated Statements of Operations for the
      nine month periods ended March 31, 1998 and 1997
      (unaudited) and for the fiscal years ended June 30, 1997,
      1996, and 1995...........................................  F-4

     Supplemental Consolidated Statements of Stockholders'
      Equity for the years ended June 30, 1997, 1996 and
      1995.....................................................  F-5

     Supplemental Consolidated Statements of Cash Flows for the
      nine month periods ended March 31, 1998 and 1997
      (unaudited) and for the years ended June 30, 1997, 1996
      and 1995.................................................  F-6

     Notes to Supplemental Consolidated Financial Statements...  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Blue Wave Systems Inc.:

We have audited the accompanying supplemental consolidated balance sheets of Blue Wave Systems Inc. (formerly Mizar, Inc.) and subsidiaries (the "Company") at June 30, 1997 and 1996, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997. The supplemental consolidated financial statements give retroactive effect to the merger with Blue Wave Systems Limited ("Blue Wave Sub")(formerly Loughborough Sound Images Limited) on April 27, 1998, which has been accounted for as a pooling of interests as described in Note 1. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We did not audit the consolidated financial statements of Blue Wave Systems Limited included in the supplemental consolidated financial statements of the Company, which statements reflect total assets and revenues constituting 47% and 67%, respectively, in 1997 and 43% and 60%, respectively, in 1996 of the related supplemental consolidated totals. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Blue Wave Systems Limited, is based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audit and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 1997, after giving retroactive effect to the merger with Blue Wave Systems Limited as described in Note 1, all in conformity with generally accepted accounting principles.



                                 ARTHUR ANDERSEN LLP



Dallas, Texas
  July 25, 1997 (except with respect
  to Note 2 as to which the date is
  April 27, 1998)

                            BLUE WAVE SYSTEMS INC.
                            ----------------------


                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                   ----------------------------------------

          AS OF MARCH 31, 1998 (UNAUDITED) AND JUNE 30, 1997 AND 1996
          -----------------------------------------------------------
                  (in thousands, except par value per share)


                                                                                          As of June 30, (Note 1)
                                                                             March 31,   -------------------------
                                  ASSETS                                       1998          1997         1996
                                  ------                                    -----------  ------------  -----------
                                                                            (Unaudited)
CURRENT ASSETS:
 Cash and cash equivalents                                                     $ 5,358       $ 2,406      $ 1,745
 Restricted cash                                                                   836           810            -
 Marketable securities, at fair value                                            4,071         8,598       10,286
 Accounts receivable, net of allowances of
   $220 at March 31, 1998, $306 in 1997 and $337 in 1996                         5,624         7,842        5,772
 Inventories, net                                                                6,193         4,602        4,348
 Prepaid expenses and other                                                      2,661         1,585          934
 Deferred tax asset                                                              1,101         1,110          826
                                                                               -------       -------      -------

          Total current assets                                                  25,844        26,953       23,911

CERTIFICATE OF DEPOSIT                                                               -             -          100

PROPERTY, PLANT AND EQUIPMENT:
 Buildings and equipment                                                         6,788         5,998        4,659
 Furniture and fixtures                                                          3,387         3,250        3,020
                                                                               -------       -------      -------

                                                                                10,175         9,248        7,679
 Less- Accumulated depreciation                                                 (5,514)       (4,692)      (3,743)
                                                                               -------       -------      -------

          Property, plant and equipment, net                                     4,661         4,556        3,936

OTHER ASSETS                                                                        30            46           46
                                                                               -------       -------      -------

          Total assets                                                         $30,535       $31,555      $27,993
                                                                               =======       =======      =======

                  LIABILITIES AND STOCKHOLDERS' EQUITY
                  ------------------------------------
CURRENT LIABILITIES:
 Accounts payable                                                              $ 3,476       $ 4,505      $ 2,853
 Accrued compensation                                                              296           421          191
 Other current liabilities                                                       2,358         3,354        2,665
 Line of credit                                                                  1,954             -        2,341
 Current maturities of debt and capital lease obligations                           42           284        1,311
                                                                               -------       -------      -------

          Total current liabilities                                              8,126         8,564        9,361

DEFERRED INCOME TAXES                                                              187           632          743

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, net of current maturities            836           810          282
                                                                               -------       -------      -------

          Total liabilities                                                      9,149        10,006       10,386

MANDATORILY REDEEMABLE PREFERENCE SHARES                                         9,102         8,173            -

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value; 1,000 shares authorized; no shares
   issued and outstanding at March 31, 1998, and June 30, 1997 and 1996              -             -            -
 Common stock, $.01 par value; 25,000 shares authorized; 11,597, 10,820, and 11,383 issued; 10,852, 9,930, and 10,883 outstanding as of
   March 31, 1998, and June 30, 1997, and 1996, respectively                       116           108          114
 Additional paid-in capital                                                     15,123        14,758       13,696
 Net unrealized loss on marketable securities                                       (1)          (16)         (66)
 Retained earnings (deficit)                                                    (1,989)          235        4,323
 Cumulative translation adjustment                                                 436           201          126
                                                                               -------       -------      -------

                                                                                13,685        15,286       18,193

 Less-  Treasury stock (745, 890 and 500 shares, respectively)                  (1,401)       (1,910)        (586)
                                                                               -------       -------      -------

          Total stockholders' equity                                            12,284        13,376       17,607
                                                                               -------       -------      -------

          Total liabilities and stockholders' equity                           $30,535       $31,555      $27,993
                                                                               =======       =======      =======

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                             BLUE WAVE SYSTEMS INC.
                             ----------------------


               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
               --------------------------------------------------

         FOR THE THE NINE-MONTH PERIOD ENDED MARCH 31, 1998 AND 1997 (UNAUDITED) AND THE FISCAL YEARS ENDED JUNE 30, 1997, 1996, AND 1995
     --------------------------------------------------------------------
                   (in thousands, except per share amounts)


                                                 Nine Months Ended
                                                     March 31,        For the Fiscal Years (Note 1)
                                               --------------------  --------------------------------
                                                 1998       1997        1997       1996       1995
                                               ---------  ---------  ----------  ---------  ---------
                                                    (Unaudited)
NET SALES                                       $25,661    $25,261     $34,388    $35,194    $32,043

COST OF SALES                                    11,389     11,618      15,599     16,070     14,302
                                                -------    -------     -------    -------    -------

          Gross margin                           14,272     13,643      18,789     19,124     17,741

OPERATING EXPENSES:
  Product development and engineering             5,543      5,158       6,959      5,466      5,735
  Sales and marketing                             5,942      4,293       6,315      5,591      5,092
  General and administrative                      3,153      3,823       5,309      2,952      2,353
  Loss on assets held for sale                        -          -           -          -        204
                                                -------    -------     -------    -------    -------

          Total operating expenses               14,638     13,274      18,583     14,009     13,384
                                                -------    -------     -------    -------    -------

OPERATING INCOME (LOSS)                            (366)       369         206      5,115      4,357

OTHER INCOME (EXPENSE):
  Interest expense                                  (75)      (249)       (205)      (419)      (447)
  Interest income                                   427        443         611        491        117
  Other, net                                        131         58          77         68        539
                                                -------    -------     -------    -------    -------

          Total other income (expense)              483        252         483        140        209
                                                -------    -------     -------    -------    -------

INCOME FROM CONTINUING OPERATIONS
  BEFORE PROVISION FOR INCOME TAXES                 117        621         689      5,255      4,566

PROVISION (BENEFIT) FOR INCOME TAXES               (154)       350         397        291        899
                                                -------    -------     -------    -------    -------

INCOME FROM CONTINUING OPERATIONS                   271        271         292      4,964      3,667

LOSS FROM DISCONTINUED OPERATIONS, net of
  tax benefit of $62, $553, $560, $661, and
  $581, respectively                               (137)    (1,122)     (1,248)    (1,341)    (1,179)
                                                -------    -------     -------    -------    -------

NET INCOME (LOSS)                                   134       (851)       (956)     3,623      2,488
                                                -------    -------     -------    -------    -------

PREFERENCE SHARE DIVIDENDS, accretion
  and amortization of issuance costs
  of preference shares                           (1,369)         -        (874)         -          -
                                                -------    -------     -------    -------    -------

NET INCOME (LOSS) APPLICABLE TO
  COMMON STOCK                                  $(1,235)   $  (851)    $(1,830)   $ 3,623    $ 2,488
                                                =======    =======     =======    =======    =======

BASIC NET INCOME (LOSS) PER SHARE:
  Continuing operations                         $ (0.11)   $  0.02     $ (0.05)   $  0.48    $  0.40
  Discontinued operations                         (0.01)     (0.10)      (0.12)     (0.13)     (0.13)
                                                -------    -------     -------    -------    -------

                                                  (0.12)     (0.08)      (0.17)      0.35       0.27
                                                -------    -------     -------    -------    -------

DILUTED NET INCOME (LOSS) PER SHARE:
  Continuing operations                         $ (0.11)   $  0.02     $ (0.05)   $  0.41    $  0.33
  Discontinued operations                         (0.01)     (0.09)      (0.12)     (0.11)     (0.11)
                                                -------    -------     -------    -------    -------
                                                  (0.12)     (0.07)      (0.17)      0.30       0.22
                                                -------    -------     -------    -------    -------
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING:
  Basic                                          10,674     10,876      10,594     10,457      9,118
                                                =======    =======     =======    =======    =======
  Diluted                                        10,674     12,480      10,594     12,218     11,204
                                                =======    =======     =======    =======    =======

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                             BLUE WAVE SYSTEMS INC.
                             ----------------------


          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
          ------------------------------------------------------------

            FOR THE FISCAL YEARS ENDED 1997, 1996, AND 1995 (NOTE 1)
            --------------------------------------------------------
                                 (in thousands)


                                                                           Net
                                                                       Unrealized
                                         Common Stock     Additional     Loss On     Retained    Cumulative
                                      ------------------    Paid-In    Marketable   Earnings/   Translation    Treasury
                                      Shares    Amount      Capital    Securities    Deficit     Adjustment     Stock       Total
                                      -------  ---------  -----------  -----------  ----------  ------------  ----------  ---------

BALANCE, beginning of
    fiscal year 1995                   9,186       $ 92      $ 5,636         $  -     $(1,788)         $134     $     -    $ 4,074

 BLUE WAVE
 Purchase of treasury stock at cost        -          -            -            -           -             -        (214)      (214)
 Obligation to purchase treasury
  stock at cost                            -          -            -            -           -             -        (232)      (232)
 Payment for option to purchase
  treasury stock                           -          -            -            -           -             -         (31)       (31)
 Issuance of treasury stock for
  exercise of warrants                     -          -          (20)           -           -             -         138        118
 Issuance of treasury stock for
  exercise of stock options                -          -           (6)           -           -             -           7          1
 SUB
 Foreign currency translation              -          -            -            -           -            20                     20
 Consolidated
 Net income                                -          -            -            -       2,488             -           -      2,488
                                      ------   --------      -------   ----------   ---------   -----------     -------    -------

BALANCE, end of fiscal year 1995       9,186         92        5,610            -         700           154        (332)     6,224

 BLUE WAVE
 Issuance of common shares for
  initial public offering                918          9        7,188            -           -             -           -      7,197
 Initial public offering expenses          -          -         (372)           -           -             -           -       (372)
 Issuance of common shares for
  conversion of debentures               891          9        1,039            -           -             -           -      1,048
 Issuance of common shares for
   exercise of stock options             388          4          206            -           -             -           -        210
 Purchase of treasury stock, at cost       -          -            -            -           -             -        (254)      (254)
 Payments on employee loans for
  exercise of stock options                -          -           25            -           -             -           -         25
 Change in unrealized loss on
  marketable securities                    -          -            -          (66)          -             -           -        (66)
 SUB
 Foreign currency translation              -          -            -            -           -           (28)          -        (28)
 Consolidated
 Net income                                -          -            -            -       3,623             -           -      3,623
                                      ------   --------      -------   ----------   ---------   -----------     -------    -------

BALANCE, end of fiscal year 1996      11,383        114       13,696          (66)      4,323           126        (586)    17,607

 BLUE WAVE
 Issuance of common shares for
  exercise of stock options                5          -           11            -           -             -           -         11
 Purchase of treasury stock, at cost       -          -            -            -           -             -        (514)      (514)
 Payments on employee loans for
  exercise of stock options                -          -            4            -           -             -           -          4
 Tax effect of disqualifying
  dispositions                             -          -          263            -           -             -           -        263
 Change in unrealized loss on
  marketable securities                    -          -            -           50           -             -           -         50
 SUB
 Issuance of ordinary shares              57          1          204            -           -             -           -        205
 Issuance of warrants                      -          -          583            -           -             -           -        583
 Dividend, accretion and
  amortization of issuance costs           -          -            -            -        (874)            -           -       (874)
 Purchase and cancellation of
  treasury shares                       (625)        (7)          (3)           -      (2,258)            -           -     (2,268)
 Purchase of shares for ESOP               -          -            -            -           -             -        (810)      (810)
 Foreign currency translation              -          -            -            -           -            75           -         75
 Consolidated
 Net income                                -          -            -            -        (956)            -           -       (956)
                                      ------   --------      -------   ----------   ---------   -----------     -------    -------

BALANCE, end of fiscal year 1997      10,820       $108      $14,758         $(16)    $   235          $201     $(1,910)   $13,376
                                      ======   ========      =======   ==========   =========   ===========     =======    =======

 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                             BLUE WAVE SYSTEMS INC.
                             ----------------------


               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
               --------------------------------------------------

         FOR THE THE NINE-MONTH PERIOD ENDED MARCH 31, 1998 AND 1997 (UNAUDITED) AND THE FISCAL YEARS ENDED JUNE 30, 1997, 1996, AND 1995
     --------------------------------------------------------------------

                                 (in thousands)

                                                                      Nine Months Ended
                                                                          March 31,        For the Fiscal Years (Note 1)
                                                                   ---------------------  --------------------------------
                                                                      1998        1997       1997        1996       1995
                                                                   -----------  --------  ----------  ----------  --------
                                                                          (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                                    $   134   $  (851)    $  (956)   $  3,623   $ 2,488
 Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities-
     Depreciation                                                         965       964       1,256       1,013       624
     Amortization of deferred loan costs                                    -         -           -           4        15
     Loss on assets held for sale                                           -         -           -           -       204
     Prepaid rent                                                           -         -         (13)        (16)      (16)
     Deferred tax provision (benefit)                                    (436)     (692)       (230)       (984)      762
     Changes in assets and liabilities-
       Accounts receivable, net                                         2,218     3,149      (2,069)       (654)       30
       Inventories, net                                                (1,591)    1,863        (253)       (490)       87
       Prepaid expenses and other                                      (1,060)      832        (638)        853    (1,195)
       Accounts payable and accrued liabilities                        (2,150)   (1,097)      2,641        (501)      374
                                                                      -------   -------     -------    --------   -------

         Net cash provided by (used in) operating activities           (1,920)    4,168        (262)      2,848     3,373

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of machinery and equipment                                    (927)   (1,446)     (1,842)       (881)   (1,091)
 Proceeds from dispositions of machinery and equipment
   and assets held for sale                                                 -       771          98         529        76
 Purchases of marketable securities                                         -    (3,398)     (3,398)    (11,526)        -
 Proceeds from maturities of marketable securities                      4,568     3,392       3,903       1,114         -
 Proceeds from sales of marketable securities before maturity               -     1,360       1,360           -         -
                                                                      -------   -------     -------    --------   -------

         Net cash provided by (used in) investing activities            3,641       679         121     (10,764)   (1,015)
                                                                      -------   -------     -------    --------   -------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Sale of common stock (net of expenses)                                     -         -           -       6,834         -
 Proceeds from sales of preference shares                                   -         -       8,914           -         -
 Payment of preference shares issuance costs                                -         -        (827)          -         -
 Purchase of ESOP shares                                                    -         -        (810)          -         -
 Exercise of stock warrants and options (net of employee loans)           592       278          15         235       119
 Payment for option to purchase stock                                       -         -           -           -       (31)
 Purchase of treasury stock                                              (573)      (59)     (2,782)       (486)     (214)
 Proceeds from debt borrowings                                          1,954         -         810         500       579
 Restricted cash in escrow                                                  -         -        (810)          -         -
 Net payments on long-term debt, capital leases obligations,
   and subordinated debentures                                           (242)   (3,929)     (3,796)     (1,405)     (386)
                                                                      -------   -------     -------    --------   -------

         Net cash provided by (used in) financing activities            1,731    (3,710)        714       5,678        67

         Effect of translation rates on cash                               62         -          88         (32)       15

         Net decrease in cash attributable to
          overlapping period (see Note 1)                                (562)     (214)          -           -         -
                                                                      -------   -------     -------    --------   -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    2,952       923         661      (2,270)    2,440

CASH AND CASH EQUIVALENTS, beginning of year                            2,406     1,745       1,745       4,015     1,575
                                                                      -------   -------     -------    --------   -------

CASH AND CASH EQUIVALENTS, end of year                                $ 5,358   $ 2,668     $ 2,406    $  1,745   $ 4,015
                                                                      =======   =======     =======    ========   =======

SUPPLEMENTAL CASH FLOW DISCLOSURES:
 Cash paid for interest                                                   104       229         206         411       440
 Cash paid for income taxes                                               596        29       1,090         568        62
 Assets acquired under capital leases                                       -       186           -         257     1,400
 Common stock issued in conversion of convertible debentures                -         -           -       1,048         -
 Tax effect of disqualifying dispositions on stock options                  -       263         263           -         -


 The accompanying notes are an integral part of these supplemental consolidated financial statements.

                             BLUE WAVE SYSTEMS INC.
                             ----------------------


            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
            -------------------------------------------------------

                   FISCAL YEARS 1997, 1996, AND 1995 (NOTE 1)
                   ------------------------------------------
              (in thousands except share  and per share amounts)



1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    ------------------------------------------------------------

Blue Wave Systems Inc. (formerly Mizar, Inc.) (a Delaware corporation) (the "Company" or "Blue Wave") designs, develops and markets multiprocessor Digital Signal Processing ("DSP") computing sub-systems used primarily for real-time image and signal processing. The Company's products have been used primarily for defense applications, but are also incorporated by OEM customers in a variety of commercial applications. The Company continues to sell its prior generation of non-DSP computing sub-systems primarily to existing commercial customers for industrial automation applications.

Blue Wave Systems Limited ("Blue Wave Sub" or "Sub") (formerly Loughborough Sound Images Limited) was incorporated in England in 1983 and is registered as a private limited company. Blue Wave Sub and its wholly owned subsidiaries are collectively referred to herein as "Sub." Sub is a leading supplier of DSP technology and products used in a range of industries, including automotive electronics, medical electronics, defense and communications intelligence. Sub's products are generally comprised of a DSP board and related software which are included in the products of OEM customers. During 1997, Sub discontinued its Video Multimedia business activities, the details of which are discussed in Note 10.

Certain previously reported amounts have been reclassified to conform with current year presentation.

Basis of Presentation
---------------------

The supplemental consolidated financial statements of the Company have been prepared to give retroactive effect, for all periods presented, to the combination with Sub on April 27, 1998, which has been accounted for as a pooling of interests (see Note 2). Generally accepted accounting principles prohibit giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation and are presented as supplementary information and should be read in conjunction with the primary financial statements. However, they will become the historical consolidated financial statements of Blue Wave after consolidated financial statements covering the date of consummation of the business combination are issued.

The supplemental consolidated balance sheets combine Blue Wave's historical balance sheets as of June 30, 1997 and 1996, with the corresponding Sub historical balance sheets at September 30, 1997, and September 30, 1996 (as combined "at fiscal year-end 1997 and 1996").

The supplemental consolidated statements of operations, stockholders' equity and cash flows combine Blue Wave's historical statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1997, with the corresponding Sub historical statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997 (as combined, the "fiscal years 1997, 1996, and 1995" or the "three fiscal years ended 1997"). The supplemental consolidated statements of stockholders' equity reflect the exchange of each Sub common share for 94.632 shares of Blue Wave common stock (see Note 2).

Sub's historical statements of operations and cash flows for the years ended September 30, 1997, and 1996 include the same unaudited statements of operations and cash flow information for the quarters ended September 30, 1997, and 1996 which are included in the unaudited interim supplemental consolidated statements of operations and cash flows for the nine months ended March 31, 1998, and 1997.

Accounting Convention
---------------------

The accompanying supplemental consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles.

Foreign Currency Translation
----------------------------

The functional currency of Sub is the United Kingdom pound sterling ("pound sterling").

The historical financial statements of Sub have been translated into U.S. dollars ("$") from pound sterling using the exchange rate at each balance sheet date for assets and liabilities and average exchange rate for each period for net sales, costs, expenses and other income and expenses. Translation adjustments have been recorded as a separate component of stockholders' equity.

Principles of Consolidation
---------------------------

The supplemental consolidated financial statements includes the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Revenue Recognition
-------------------

Revenue from product sales is recorded only when the earnings process is completed, which is principally when the product is shipped.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents includes cash placed in money market funds or investments in highly liquid securities with original maturities of three months or less.

Restricted Cash
---------------

In connection with the establishment of an employee stock ownership plan ("ESOP"), Sub has guaranteed the debt of the ESOP. The guarantee required Sub to place cash in escrow in an amount equal to the debt. Such cash has been reflected as restricted cash in the accompanying supplemental consolidated financial statements (see Note 13).

Marketable Securities
---------------------

The Company has determined that all of its marketable securities should be classified as available for sale and reflected in the accompanying supplemental consolidated balance sheets at their respective market values. The Company's results of operations include earnings from such securities as calculated on a yield-to-maturity basis. Unrealized gains and losses from the changes in fair value are excluded from income and are reported as an adjustment to stockholders' equity, net of the deferred tax effect. The Company's marketable securities consist of direct and implied obligations of the U.S. Government, certificates of deposit, and investment grade corporate debt securities.

The Company does not invest in or use derivative financial instruments.

Inventories
-----------

Inventories are stated at the lower of cost (including direct materials, labor, and applied overhead) or market using the first-in, first-out method (FIFO). The Company periodically reviews inventory items on hand and provides allowances, if necessary, to reduce inventory to its realizable value.

Property, Plant, and Equipment
------------------------------

Property, plant and equipment, including assets under capital lease, are carried at cost and depreciated using the straight-line method over the estimated economic lives of the assets as follows:

          Buildings/Leasehold Improvements    7 - 25 years
          Equipment                           3 - 5 years
          Furniture and fixtures              2 - 5 years
          Software                            1 - 3 years

Repair and maintenance expenditures are charged to operations as incurred, and expenditures for major renewals and betterments are capitalized.

When property, plant and equipment are sold or otherwise retired, the cost and accumulated depreciation applicable to such assets are eliminated from the accounts, and any resulting gain or loss is reflected in current operations.

The Company assesses the realizability of long-lived assets in accordance with Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Income Taxes
------------

The Company uses the liability method to determine deferred taxes. Deferred tax assets and liabilities are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax law.

Research and Development
------------------------

Research and development costs are included in and inseparable from product development and engineering and are charged to expense as incurred.

Net Income (Loss) Per Share
---------------------------

Effective December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share" (SFAS No. 128). This statement established a new methodology for calculating earnings per share ("EPS"). All periods presented in the accompanying supplemental consolidated financial statements have been restated to conform with the requirements of SFAS No. 128 (see Note 8).

In fiscal 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 requires companies to either recognize compensation expense related to employee stock options in the income statement or disclose the proforma effect on earnings of the stock options in the footnotes to the financial statements. The Company has elected to follow the proforma disclosure requirements promulgated by SFAS No. 123 and has opted to continue to account for the stock option plan under APB Opinion No. 25, under which no compensation cost has been recognized. The proforma disclosure can be found in Note 13 to the supplemental consolidated financial statements.

Initial Public Offering
-----------------------

On September 28, 1995, the Company completed an initial public offering ("IPO") of 918,000 shares of common stock. Proceeds from the offering, net of expenses, aggregated $6,834 and were used to retire $856 of debt and fulfill a commitment, as well as an option, to purchase the Company's common stock owned by United Technologies, Inc. ("UTC"), and to add to working capital.

The Company sold John G. Kinnard and Company, Incorporated, as representative of the underwriters in connection with the IPO, a five-year warrant to purchase up to 15,000 shares of the Company's common stock, exercisable at $10.20 per share. As of March 31, 1998, this warrant had not been exercised.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments
-----------------------------------

Management believes the recorded values of financial instruments approximate their current fair values as such items are current in nature and/or generally bear variable interest rates which adjust yield to derive current market value.

New Accounting Pronouncements
-----------------------------

In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information About Capital Structure" (SFAS No. 129). The adoption of this standard is required for financial statements issued for periods ending after December 15, 1997. This Statement establishes standards for disclosing information about an entity's capital structure. The impact of this adoption was not significant to the Company's disclosures.

The Financial Accounting Standards Board has issued SFAS No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the total of net income and all other nonowner changes in equity. The adoption of SFAS No. 130 is required for fiscal years beginning after December 15, 1997.
The Company has two types of nonowner changes in equity, excluding net income, including foreign currency translation gains and losses and unrealized gains and losses on investments.

The Financial Accounting Standards Board has issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131). This pronouncement changes requirements under which public businesses must report segment information. The objective of the pronouncement is to provide information about a company's different types of business activities and different economic environments. SFAS No. 131 requires companies to select segments based on their internal reporting system. The adoption of SFAS No. 131 is required for fiscal years beginning after December 15, 1997. The Company is evaluating what impact SFAS No. 131 will have on the Company's disclosures.

The Financial Accounting Standards Board has issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirements Benefits" (SFAS No. 132). This pronouncement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans, however, it does require additional information on changes in the benefit obligations and fair values of plan assets in order to facilitate financial analysis. The adoption of SFAS No. 132 is required for fiscal years beginning after December 15, 1997. The Company currently does not have any pension or postretirement benefit plans.

The Financial Accounting Standards Board has issued SFAS No. 133, "Accounting for Derivative and Similar Financial Instruments For Hedging Activities" (SFAS No. 133). This pronouncement revises the accounting for derivative financial instruments. It requires entities to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The adoption of this statement is required for fiscal years beginning after December 15, 1997. Currently, the Company does not invest in derivatives nor hedge any significant risks with the use of derivative financial instruments. As a result, the adoption of SFAS No. 133 will not have a significant impact on the Company's financial position or results of operations.

Unaudited Interim Supplemental Consolidated Financial Statements
----------------------------------------------------------------

The Company's supplemental consolidated balance sheet as of March 31, 1998, and the supplemental consolidated statements of operations and cash flows for the nine months ended March 31, 1998 and 1997, have been prepared by the Company without audit. The unaudited supplemental consolidated balance sheet at March 31, 1998, combines Blue Wave's unaudited balance sheet at March 31, 1998, with the unaudited Sub consolidated balance sheet at March 31, 1998. The unaudited supplemental consolidated statements of operations and cash flows for the nine months ended March 31, 1998 and 1997, of the Company are combined with Sub's unaudited statements of income and cash flows for the nine months ended March 31, 1998 and 1997. In the opinion of management, all adjustments (which include only normal, recurring adjustments) necessary to present fairly the supplemental consolidated financial position of the Company at March 31, 1998, and the supplemental consolidated results of operations and cash flows of the Company for the nine months ended March 31, 1998 and 1997, have been made. The results of operations for the interim periods are not necessarily indicative of results to be expected for the full year.

2.  COMBINATION WITH SUB:
    ---------------------

On April 27, 1998, Mizar, Inc. and Sub completed the combination (the "Combination") transaction announced in November 1997. The new enterprise has changed its name to Blue Wave Systems Inc. and trades on the Nasdaq National Market tier of The Nasdaq Stock Market/SM /under the symbol "BWSI." The combination was completed via a share exchange with the Company issuing approximately 7,877,000 common shares of the Company (the "Common Stock"), including shares issued in exchange for warrants exercised by Boston Holdings Limited, as described below, to Sub shareholders in exchange for all outstanding Sub shares and issuing options exercisable for approximately 564,000 shares of Common Stock in exchange for the outstanding Sub options. The foregoing issuances were based upon the exchange ratio of 94.632 shares of Common Stock for each ordinary share of Sub transferred to the Company, including shares issuable under options. Costs of $1,070 incurred to date associated with the Merger are currently reflected in prepaid expenses in the accompanying balance sheet. Total Merger related costs and provisions will be approximately
$8,426 and will be reflected as an expense in the first post-combination accounting period. In conjunction with completion of the business combination, there was a redemption, in cash, of redeemable preference shares of Sub owned by Boston Holdings Limited as well as an exercise of warrants for common stock of Sub, also owned by Boston Holdings Limited, which were then exchanged into approximately 1,904,000 shares of Common Stock. The preference shares and warrants of Sub were mandatorily redeemable on the sale or merger of Sub (see
Note 15). The resultant net impact of these transactions with Boston Holdings Limited on cash to the combined companies was an outlay of approximately $4,500.

The table below presents a reconciliation of revenues and net income, as reported in the supplemental consolidated statements of income with those previously reported by the Company. The references to Blue Wave in this table are to the Company's historical operating results prior to the acquisition of Sub.


                                      Nine Months         Fiscal Years Ended
                                         Ended       ----------------------------
                                    March 31, 1998     1997      1996      1995
                                    ---------------  --------  --------  --------
                                      (Unaudited)

     REVENUES:
       Blue Wave                           $ 9,145   $11,507   $14,052   $14,018
       Sub                                  16,516    22,881    21,142    18,025
                                           -------   -------   -------   -------

         Total supplemental
           consolidated revenues           $25,661   $34,388   $35,194   $32,043
                                           =======   =======   =======   =======

     NET INCOME (LOSS):
       Blue Wave                           $   335   $   179   $ 3,274   $ 2,654
       Sub                                    (201)   (1,135)      349      (166)
                                           -------   -------   -------   -------

         Total supplemental
           consolidated net
           income (loss)                   $   134   $  (956)  $ 3,623   $ 2,488
                                           =======   =======   =======   =======

Included in the net income (loss) of Sub for fiscal years 1997, 1996, and 1995 are losses from discontinued operations of $1,248, $1,341, and $1,179 (net of income tax benefits of $560, $661, and $581, respectively). Included in the net loss of Sub for the nine months ended March 31, 1998, are losses from discontinued operations of $137 (net of income tax benefits of $62).

3.  INVENTORIES:
    ------------

Net inventories at March 31, 1998, and at fiscal year-end 1997 and 1996, consisted of the following:

                                      March 31, 1998    1997      1996
                                      --------------  --------  --------
                                        (Unaudited)

          Raw materials                   $2,736       $2,047    $1,471
          Work-in-process                  2,447        1,729     1,324
          Finished goods                   1,010          826     1,553
                                          ------       ------    ------

               Inventories, net           $6,193       $4,602    $4,348
                                          ======       ======    ======

4.  OTHER CURRENT LIABILITIES:
    --------------------------

At fiscal year-end 1997 and 1996, other current liabilities consisted of the following:

                                                             1997    1996
                                                            ------  ------

          Sales representative commissions                  $   19  $   56
          Property tax                                          34      31
          Warranties                                           278     150
          Accrued franchise tax                                171     231
          Professional services and other                      194     168
          Accrued expenses                                   1,250   1,182
          Distributor settlement payable                       668       -
          Taxes payable, other than income                     407     306
          Other current liabilities                            286     191
          Income tax payable                                    47     350
                                                            ------  ------

                                                            $3,354  $2,665
                                                            ======  ======

The distributor settlement payable relates to an amount due pursuant to a dispute concerning the termination of an agreement.

5.  ROYALTIES:
    ----------

During the fiscal years 1997, 1996, and 1995, the Company paid royalties of $225, $360, and $410, primarily related to license agreements with Texas Instruments Incorporated ("TI"). The royalties due pursuant to the majority of these licensing agreements were fully paid up in fiscal 1997. On July 11, 1997, TI completed the sale of its DSEG group to Raytheon Company. TI and the Company have executed an agreement whereby all of TI's rights and interests in the licensing agreements have been assigned to Raytheon Company.

The license agreements allow the Company to use certain products in its DSP sub-system business. These licenses are subject to several restrictions and requirements, and the termination of one or more of the licenses could adversely affect the Company's business.

6.  MARKETABLE SECURITIES:
    ----------------------

A summary of the amortized cost, unrealized gains and losses, and fair values of available for sale marketable securities at fiscal year-end 1997 and 1996 consisted of the following:

                                           1997                           1996
                             -----------------------------  ------------------------------
                                          Gross                          Gross
                                        Unrealized                     Unrealized
                             Amortized   Holding     Fair   Amortized   Holding     Fair
     Type of Security          Cost       Losses    Value     Cost       Losses     Value
---------------------------  ---------  ----------  ------  ---------  ----------  -------
   U.S. government              $4,160       $   3  $4,157    $ 2,054       $   7  $ 2,047
   Corporate bonds               4,358          22   4,336      7,835          94    7,741
   Commercial paper                  -           -       -        498           -      498
   Certificate of deposit          105           -     105          -           -        -
                                ------       -----  ------    -------       -----  -------

       Totals                   $8,623       $  25  $8,598    $10,387       $ 101  $10,286
                                ======       =====  ======    =======       =====  =======

Net of the tax effect, the unrealized loss on securities available for sale is $16 and $66, respectively, which is included in stockholders' equity.

The Company established a $100 certificate of deposit as collateral for a stand-by letter of credit which was required by a customer. This certificate of deposit matured in December 1997, and was classified as a long-term security in fiscal 1996.

A comparison of the amortized cost and fair value of the Company's available for sale marketable securities at fiscal year-end 1997, by maturity date follows:

                                      Amortized   Fair
                                        Cost     Value
                                      ---------  ------
          One year or less              $5,564   $5,549
          Two through three years        3,059    3,049
                                        ------   ------

               Total                    $8,623   $8,598
                                        ======   ======

7.  DEBT:
    -----

Line of Credit
--------------

Sub makes short-term borrowings under a short-term credit facility made available by a commercial bank. At fiscal year-end 1997, Sub had no amounts outstanding, but had approximately $3,242 in aggregate availability under such credit facility. The credit facility bears interest at the bank's reference rate, plus 1.75% (8.75% at fiscal year-end 1997).

Long-term Debt
--------------

Long-term debt (including capital lease obligations) consists of the following:


                                                             1997          1996
                                                         ------------  ------------
     Note payable to a commercial bank,
     interest at the bank's base rate, plus
     1.5% (7.25% at fiscal year-end 1997);
     payable in 2002; secured by escrow of
     $810 cash                                              $  810        $    -

     Note payable to a commercial bank,
     interest at the bank's base rate, plus
     3.75%, (9.5% at fiscal year-end 1996);
     payable monthly; secured by all assets
     of the Company; due in 1997                                 -           747

     Capital lease obligations, secured by
     related equipment                                         284           846
                                                            ------        ------

                                                             1,094         1,593

     Less- Current maturities                                 (284)       (1,311)
                                                            ------       -------

                                                            $  810       $   282
                                                            ======       =======

The debt agreements related to the above contain warranties and covenants and require maintenance of certain financial ratios. Default on any warranty or covenant could, if not waived or corrected, accelerate the maturity of any borrowings outstanding. Management believes the Company is in compliance with such warranties and covenants.

8.  INCOME PER SHARE:
    -----------------

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." The Statement establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic earnings per share. Additionally, it requires presentation of diluted EPS which is similar to fully diluted EPS, pursuant to APB Opinion No. 15. The net income (loss) per share information for the three fiscal years ended 1997 have been restated to reflect the new standard.

Basic net income (loss) per share for the nine months ended March 31, 1998 and 1997, and the three fiscal years ended 1997, were computed by dividing net income applicable to common stock by the weighted average number of shares of common stock outstanding during the periods presented, as adjusted for the exchange ratio in the Acquisition (Note 2). Diluted net income per share for the nine months ended March 31, 1997, and the two fiscal years ended 1996, were computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of common stock outstanding and other dilutive securities outstanding during the periods presented, as adjusted for the exchange ratio for the Acquisition (Note 2). Diluted net income (loss) per share for the nine months ended March 31, 1998, and the fiscal year ended June 30, 1997, were computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of common stock outstanding, other dilutive securities outstanding during these periods were anti-dilutive to the net loss per share. Other dilutive securities included in diluted net income
(loss) per share are stock options calculated under the treasury stock method using the prevailing average market price for the period presented. Shares used in basic and diluted net income (loss) per share calculations for the fiscal years 1997, 1996, and 1995 are presented below (in thousands):

                                                                 Nine-Months Ended
                                                                      March 31              Fiscal Year
                                                                 -----------------     ----------------------
                                                                  1998       1997       1997    1996    1995
                                                                 ------     ------     ------  ------  ------
     Basic:
     Weighted average common stock outstanding
       during the period                                         10,674     10,876     10,594  10,457   9,118
                                                                 ======     ======     ======  ======  ======

                                                                 Nine-Months Ended
                                                                      March 31              Fiscal Year
                                                                 -----------------     ----------------------
                                                                  1998       1997       1997    1996    1995
                                                                 ------     ------     ------  ------  ------
     Diluted:
     Weighted average common stock outstanding
       during the period                                         10,674     10,876     10,594  10,457   9,118
     Other dilutive securities of stock programs                      -      1,604          -   1,761   2,086
                                                                 ------     ------     ------  ------  ------

     Shares used in net income (loss) per share calculation      10,674     12,480     10,594  12,218  11,204
                                                                 ======     ======     ======  ======  ======

Dilutive securities equivalent to 2,105 and 1,199 shares of common stock were outstanding during the Nine-Months Ended March 31, 1998 and fiscal year 1997, respectively but were not included in the computation of diluted EPS because the Company incurred net losses attributable to common shareholders. The inclusion of these options would have been anti-dilutive to diluted EPS.

9.  COMMITMENTS AND CONTINGENCIES:
    ------------------------------

The Company leases certain buildings and equipment under operating leases. Rent expense applicable to operating leases was $1,093, $705, and $628 for the fiscal years 1997, 1996, and 1995, respectively. At fiscal year-end 1997, the future minimum lease payments required by operating leases were as follows:

               1998                                        $ 1,136
               1999                                          1,057
               2000                                            929
               2001                                            922
               2002                                            520
               Thereafter                                   14,820

The Company is party to certain legal proceedings incidental to its business. Certain claims arising in the ordinary course of business have been filed or are pending against the Company. The Company accrues for claims that are both probable and for which expected loss can be reasonably estimated. Management believes that the resolution of any such claims will not materially affect the financial position or results of operations of the Company.

10. DISCONTINUED OPERATIONS:
    ------------------------

In April 1997, Sub adopted a plan to discontinue its Video Multimedia Group ("VMG") operations in order to focus resources on its digital signal processing activities. The VMG operations principally designed, manufactured, and sold products for the video conferencing industry. These activities operated as a distinct business segment and the results have been separately disclosed as discontinued operations in the accompanying supplemental consolidated statements of operations. The VMG operations were fully abandoned by September 30, 1997. Sales of VMG were $277, $1,462, and $189 for fiscal years 1997, 1996, and 1995, respectively.

11. SIGNIFICANT CUSTOMERS, RECEIVABLES, AND CONCENTRATION OF CREDIT RISK:
    ---------------------------------------------------------------------

The following table summarizes sales by major customer group and gross accounts receivable by major customer group for the fiscal years 1997, 1996, and 1995:

                                                  1997     1996     1995
                                                 -------  -------  -------

  SALES BY CUSTOMER GROUP:
     Commercial and other                        $27,433  $28,179  $24,351
     Prime contractors to the U.S. government      6,955    7,015    7,692
                                                 -------  -------  -------

                                                 $34,388  $35,194  $32,043
                                                 =======  =======  =======

                                                    1997     1996
                                                 -------  -------

  ACCOUNTS RECEIVABLE BY CUSTOMER GROUP:
     Commercial and other                        $ 7,555  $ 5,218
     Prime contractors to the U.S. government        593      891
                                                 -------  -------

                                                 $ 8,148  $ 6,109
                                                 =======  =======

During 1997, one customer accounted for 14% of net sales. During 1996, no customers individually accounted for more than 10% of net sales. During 1995, one customer accounted for 11% of net sales.

12. GEOGRAPHICAL INFORMATION:
    -------------------------

The Company's net sales, operating income and identifiable assets by geographic region were as follows:

                                           United   Europe (excluding    North    Rest of the
                                           Kingdom   United Kingdom)    America      World      Total
                                           -------  ------------------  --------  -----------  -------

  1997
     Net sales                             $19,931        $ 3,142       $11,307       $  8     $34,388
                                           -------        -------       -------       ----     -------

     Transfers between geographic areas      2,069         (2,069)            -          -           -
                                           -------        -------       -------       ----     -------


     Operating income                      $ 1,581        $  (553)      $  (822)      $  -     $   206

     Identifiable assets                   $12,961        $ 1,639       $16,955       $  -     $31,555

  1996
     Net sales                             $19,367        $ 2,081       $13,458       $288     $35,194
                                           -------        -------       -------       ----     -------

     Transfers between geographic areas      1,132         (1,132)            -          -           -
                                           -------        -------       -------       ----     -------


     Operating income                      $ 2,965           (166)      $ 2,267       $ 49     $ 5,115

     Identifiable assets                   $10,801        $ 1,097       $16,095       $  -     $27,993

  1995
     Net sales                             $16,473        $ 2,002       $13,086       $482     $32,043
                                           -------        -------       -------       ----     -------

     Transfers between geographic areas        910           (910)            -          -           -
                                           -------        -------       -------       ----     -------


     Operating income                      $ 1,463        $    99       $ 2,695       $100     $ 4,357

     Identifiable assets                   $11,458        $   980       $ 7,122       $  -     $19,560

13. EMPLOYEE BENEFIT PLANS:
    -----------------------

Bonus Plan
----------

Full-time employees of the Company (excluding Sub employees) participate in a bonus program in which yearly bonus amounts are calculated on a predetermined performance formula. There were $8 of bonuses earned in 1997, no bonuses earned in 1996, and $269 of bonuses earned under this program in 1995. A limited number of Sub employees are eligible to participate in a bonus program, in which yearly bonus amounts are calculated on a predetermined performance formula. There were $15 of bonuses earned in 1997 and 1996, and no bonus earned in 1995 at Sub. Bonuses, if earned, are included in accrued compensation in the accompanying supplemental consolidated financial statements.

Stock Option Plan
-----------------

The Company has a stock option plan, which includes incentive and nonqualified stock options, for directors and employees which authorizes options for approximately 2,500,000 shares of common stock to be granted at fair value as determined by the Board of Directors. Options are exercisable on a schedule determined by the Board of Directors and expire 10 years after the date of grant or earlier, in accordance with the terms of the plan.

In fiscal 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The Company accounts for the stock option plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost been determined pursuant to the fair value recognition provisions of SFAS No. 123, the cost would have been $131 and $66 for fiscal 1997 and 1996, respectively. The Company's proforma net (loss) income for fiscal 1997 and 1996 would have been $(1,087) and $3,557, respectively, resulting in diluted (loss) earnings per share of $(0.19) and $0.29, respectively. The fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions used for options granted in fiscal 1997 and 1996: risk-free interest rate of 6.14% and 5.69%, expected dividend yield of zero, expected lives of 3 years and expected volatility of 69.3% and 46.8%, respectively.

Because SFAS No. 123 fair value method of accounting has not been applied to options granted prior to July 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years, and the weighted average exercise prices for fiscal 1995 have not been disclosed in the table below. All options are granted at fair value on the date of grant. The following summarizes the activity under the plan (in thousands, except per share amounts):

                                                   1997                      1996            1995
                                            -------------------       -------------------  ---------
                                                       Weighted                  Weighted
                                                       Average                   Average
                                                       Exercise                  Exercise
                                             Options    Price          Options    Price     Options
                                            ---------  --------       ---------  --------  ---------

          Options outstanding,
              beginning of the year            2,147      $2.18          1,816      $ .74     1,133
          Options granted                        286       4.21            803       7.52       746
          Options exercised                       (5)      2.21           (388)       .54        (7)
          Options forfeited                     (255)      5.12            (84)      1.45       (56)
                                               -----                     -----                -----

          Options outstanding,
              end of year                      2,173       2.11          2,147       2.18     1,816
                                               =====                     =====                =====

          Options exercisable,
              end of year                      1,170       1.16          1,055        .86     1,082
                                               =====                     =====                =====

          Exercise price range             $.15 to $9.13             $.15 to $9.13        $.15 to $2.55

The following table summarizes information about the outstanding and exercisable stock options at fiscal year-end 1997 (number of shares in thousands):

                        Stock Options Outstanding        Stock Options Exercisable
                   ------------------------------------  -------------------------
                                             Weighted
                                  Weighted    Average                    Weighted
                      Shares      Average    Remaining       Shares       Average
   Range of          at Fiscal    Exercise  Contractual    at Fiscal     Exercise
Exercise Prices    Year-End 1997   Price       Life      Year-End 1997     Price
---------------    -------------  --------  -----------  --------------  ---------

$ .15 to $2.55          1,876      $ .74     6.9 years        1,128        $ .72
$3.63 to $4.88            167       4.09     9.6 years            9         4.88
$5.00 to $6.75             81       5.73     9.0 years           14         6.03
$8.38 to $9.13             49       8.44     8.4 years           19         8.46
                        -----                                 -----

                        2,173                                 1,170
                        =====                                 =====

Defined Contribution Plan and Employee Savings Plan
---------------------------------------------------

The Company maintains a defined contribution profit sharing and retirement plan for substantially all U.S. employees. Participants may elect to contribute up to the lesser of the statutory maximum or 20% of total compensation. The Company made total contributions to this plan of $15, $0, and $0 in 1997, 1996, and 1995, respectively. The Company also maintains an employee savings plan for substantially all non-U.S. employees which allows employees to contribute up to the statutory maximum of total compensation. The Company does not contribute to this plan.

Employee Stock Ownership Plan
-----------------------------

In April 1997, Sub established an employee stock ownership plan (the "ESOP") for the benefit of employees of Sub. The ESOP borrowed pound sterling 500, ($810) from a commercial bank and used the proceeds to purchase 2,358 shares (approximately 223,000 equivalent Blue Wave shares) of Sub's ordinary shares from a director of Sub at pound sterling 212 (approximately $343)per share which was estimated to be the fair value of Sub's ordinary shares. Sub has guaranteed the debt of the ESOP and has placed in escrow cash in an equal amount of the debt. Sub has reflected the guaranteed ESOP debt and a corresponding amount of guaranteed ESOP obligations as a reduction of stockholders' equity in the supplemental consolidated balance sheet at fiscal year-end 1997. None of the shares acquired had been allocated to the participants of the ESOP. Interest payments in 1997 were $35.

Other
-----

The Company does not offer any postemployment or postretirement benefits to its employees. David Irwin, former President and CEO of the Company who resigned in June 1997, and one other officer have employment agreements that provide up to one year of compensation for termination under certain circumstances. The Company accrued approximately $250 in the fiscal year ended 1997, related to Mr. Irwin's resignation from the aforementioned positions.

14. INCOME TAXES:
    -------------

At fiscal year-end 1997, Blue Wave had net operating loss (NOL) carryforwards of approximately $9,100, which begin to expire in 2003. Research and development tax credit carryforwards of approximately $41 at fiscal year ended 1997, were also available to reduce future federal income taxes. Pursuant to Section 382 of the Internal Revenue Code, a change in ownership occurred with the initial public offering of Blue Wave. As a result, Blue Wave was subject to a $2,300 annual net operating loss utilization limitation. A change in ownership pursuant to Section 382 also occurred with the Combination. As a result, Blue Wave will be subject to a $1,373 annual net operating loss utilization limitation.

Blue Wave had net deferred tax assets of $511 (composed primarily of the tax effect of NOL's) at fiscal year ended 1997. In accordance with the criteria contained in SFAS No. 109, "Accounting for Income Taxes," a valuation allowance associated with Blue Wave's NOL was reduced in 1996 and a deferred tax asset of $790 was recognized. In fiscal 1997, the net deferred tax asset was increased $463, primarily as a result of the tax benefit recorded as a result of the disqualifying dispositions of employee incentive stock options.

Blue Wave believes it is more likely than not that it will be able to realize the benefit of the recognized net deferred tax asset.

The components of the income tax provisions in the accompanying supplemental consolidated statements of operations consisted of the following:

                                                  1997     1996     1995
                                                 ------   ------   ------
  CONTINUING OPERATIONS:
     State-
       Current                                    $  70   $   63   $  72
       Deferred                                       -      108       -
     Federal-
       Current                                      557    1,033      65
       Deferred                                    (182)    (123)    762
     Reduction in valuation allowance               (48)    (790)      -
                                                  -----   ------   -----

     Provision for income taxes                     397      291     899

     DISCONTINUED OPERATIONS -- Federal current    (560)    (661)   (581)
                                                  -----   ------   -----

                                                  $(163)  $ (370)  $ 318
                                                  =====   ======   =====

The difference between the federal statutory tax rate and the effective tax rate for continuing operations is reconciled as follows:

                                                  1997    %    1996     %     1995     %
                                                 ------  ---  -------  ----  -------  ----

     Income tax provision at statutory rate      $ 222   32%  $1,789    34%  $1,563    34%
     Utilization of NOL                            (61)  (9)    (920)  (17)    (916)  (20)
     Deduction for state taxes                      70   10       63     1       47     1
     Reduction in valuation allowance              (48)  (7)    (790)  (15)       -     -
     Unrecognized losses                           332   48        -     -        -     -
     Capital allowance on ineligible property      (57)  (8)      18     -       68     2
     Withholding taxes                               -    -        -     -       74     2
     Other                                         (61)  (8)     131     3       63     1
                                                 -----   --   ------   ---   ------   ---

                                                 $ 397   58%  $  291     6%  $  899    20%
                                                 =====   ==   ======   ===   ======   ===

Deferred taxes are determined based on the estimated future tax effects of differences between the financial reporting and tax bases of assets and liabilities given the provisions of the enacted tax laws. The net deferred tax asset (liability) is comprised of the following:

                                       1997    Change     1996
                                     --------  -------  --------

  DEFERRED TAX ASSETS:
     Current-
       Nondeductible allowances      $   296    $  85   $   211
       UCC adjustment                      7        3         4
       Other                             336      132       204

     Noncurrent-
       Nondeductible accruals             74       13        61
       Depreciation                       50       20        30
       Disqualifying dispositions        263      263         -
       Net operating losses            2,354     (290)    2,644
       Other                              26       26         -
                                     -------    -----   -------

                                       3,406      252     3,154

       Valuation allowance            (2,205)      98    (2,303)
                                     -------    -----   -------

                                       1,201      350       851

  DEFERRED TAX LIABILITY:
     Current deferred gain               (58)       2       (60)
     Noncurrent depreciation            (632)     111      (743)
                                     -------    -----   -------

                                        (690)     113      (803)
                                     -------    -----   -------

  NET DEFERRED TAX ASSET             $   511    $ 463   $    48
                                     =======    =====   =======

15. CAPITAL STOCK:
    --------------

In May 1997, Blue Wave announced a plan to repurchase up to $1,000 worth of the common stock outstanding. As of fiscal year-end 1997, 144,400 shares had been repurchased for a total of $509. In August 1997, Blue Wave announced a $1,000 expansion to its common stock repurchase plan. As of September 12, 1997, a total of 281,900 shares had been repurchased for a total of $1,081 since the commencement of the program in May. In the second quarter of fiscal 1998, the Board of Directors cancelled the stock repurchase plan in connection with the plans to merge with Sub.

Preference Shares
-----------------

Effective April 10, 1997, Sub restated its Articles of Association resulting in the authorization of 7,500,000 preference shares with a par value of pound sterling 0.75 per share.

On April 10, 1997, Sub entered into an agreement with Boston Holdings Limited ("BHL"), a subsidiary of BancBoston Capital Limited, to sell to BHL at a subscription price of pound sterling 5,500 ($8,914), 5,500,000 preference shares, one "B" ordinary share, and warrants to acquire an additional 20,115 "B" ordinary shares. The warrants are exercisable in whole or in part through March 31, 2012, at a price determined by a formula but will be between pound sterling 165 to pound sterling 212 per share. If a controlling interest in Sub has not been sold privately or through a public offering by March 31, 2000, the exercise price of the warrants will be reduced by 5% to 10% per year. Under the terms of Sub's Articles of Association, any proceeds resulting from the exercises of the warrants must be used to redeem the preference shares.

Sub valued the warrants at pound sterling 360 ($583) and reflected such amount of the proceeds noted above as an increase to additional paid-in capital. In addition, Sub incurred $1,032 in costs ($827 cash and the issuance of 601 ordinary shares valued at $205) to issue the preference shares. Such amount has been reflected as a reduction of the preference shares. Both the value of the warrants and the issuance costs are being amortized to retained earnings over the estimated life of the warrants and preference shares. The preference shares, net of the unamortized value of the warrants and the issuance costs, has been reflected in the accompanying supplemental consolidated financial statements as mandatorily redeemable preference shares.

The preference shares and accrued dividends thereon rank first in liquidation priority over all other equity shares and accrue first preference cumulative dividends of 6% per annum beginning on April 1, 1998, such dividends being payable in cash biannually on March 31 and September 30. The preference shares also accrue a second preference cumulative dividend of 8% per annum until March 31, 1998, and 2% per annum thereafter, such dividends being payable in cash (or in, at the election of the preference shareholders, one additional preference share for each pound sterling 1 in dividends due) on March 31 and September 30. The preference shares are, to the extent possible, mandatorily redeemable on the earlier of (a) the sale of Sub, (b) the sale of businesses or assets comprising more than 50% of the net assets, sales or profits of Sub, (c) a public offering of Sub's shares, or (d) as follows:

                                                   Proportion of Then
                                                 Outstanding Preference
     Redemption Date                             Shares to be Redeemed
     ---------------                           --------------------------

     March 31, 2002                                    One-quarter
     March 31, 2003                                    One-third
     March 31, 2004                                    One-half
     March 31, 2005                                    Balance

Sub may, at its option, redeem a portion (in 100,000 share increments) or all preference shares at any time for pound sterling 1 per share plus accrued and unpaid dividends. These shares were redeemed in connection with the Merger (see
Note 2).

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.
          -------------------------------------------

          The following expenses will be paid by the Company:

Item                          Amount (1)
----                          ----------
SEC registration fee          $   6,972
Legal fees and expenses           8,000
Accounting fees                  20,000
Printing                         10,000
Miscellaneous                     2,500
                              ---------
     Total                    $  47,472

________
(1)  All items other than SEC registration fee are estimated

Item 15.  Indemnification of Directors and Officers.
          -----------------------------------------

     The Registrant's Certificate of Incorporation eliminates to the fullest extent permissible under the General Corporation Law of Delaware the liability of directors of the Registrant and the stockholders for monetary damages for breach of fiduciary duty as a director. This provision does not eliminate liability (a) for any breach of a director's duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) in connection with payment of any illegal dividend or illegal stock repurchase; or
(d) for any transaction from which the director derives an improper personal benefit. In addition, these provisions do not apply to equitable remedies such as injunctive relief.

     The Bylaws of the Registrant provide that indemnification of directors and officers shall be provided to the fullest extent permitted under Delaware law and the Registrant's Certificate of Incorporation. Reference is also made to the indemnification and contribution provisions of the Underwriting Agreement filed as an exhibit to this Registration Statement.

     The Registrant has entered into Indemnification Agreements with each of its directors contractually requiring the Registrant to provide such indemnification to the extent permitted by law.

Item 16.  Exhibits.
          --------

 2.1 Share Purchase Agreement, dated November 17, 1997, between the Registrant and Loughborough Sound Images Limited (formerly Loughborough Sound Images plc) (1)
 2.2 Letter Agreement dated March 24, 1998, between the Registrant and Loughborough Sound Images Limited. (1)
 3.1      Certificate of Incorporation of the Registrant, as amended. (3)
 3.2      Bylaws, as amended, of the Registrant. (2)
 5        Opinion of Crouch & Hallett, L.L.P. (3)
10.1      Form of Indemnification and Hold Harmless Agreement. (2)
10.2 Commercial Quad-C40 Program ("Commercial") by and between Texas Instruments, Incorporated ("TI") and the Registrant dated October 9, 1992. (2)
10.3      Amendment 1 to Commercial dated March 19, 1993. (2)
10.4      Amendment 2 to Commercial dated July 1, 1993. (2)
10.5      Amendment 3 to Commercial dated January 12, 1995. (2)
10.6 MIL-SPEC Quad-C40 Program ("MIL-SPEC") by and between TI and the Registrant dated January 20, 1993. (2)
10.7      Amendment 1 to MIL-SPEC dated March 19, 1993. (2)
10.8      Amendment 2 to MIL-SPEC dated July 1, 1993. (2)
10.9 ASP048 License Agreement ("ASP048 License Agreement") by and between TI and the Registrant dated December 29, 1992. (2)
10.10     Amendment 1 to ASP048 License Agreement dated July 15, 1993. (2)
10.11 MIL-SPEC Octal-C40 Program ("MIL-SPEC Octal") by and between TI and the Registrant dated March 28, 1994. (2)
10.12 Dual MVP Digital Computer Board License Agreement by and between TI and the Registrant dated January 12, 1995. (2)
23.1      Consent of Arthur Andersen, LLP. (3)
23.2      Consent of PricewaterhouseCoopers. (3)
23.3      Consent of Crouch & Hallett, L.L.P. (included in Exhibit 5)
24        Power of Attorney (included on p. II-4)

--------------------
(1) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated May 12, 1998.
(2) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-95852).
(3)       Filed herewith.

Item 17.  Undertakings.
          ------------

(a)       Rule 415 Offering

          The registrant hereby undertakes (1) to file, during any period in which offers or sales are being made of the Shares registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       Filings Incorporating Subsequent Exchange Act Documents by Reference

          The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Indemnification for Liability under the Securities Act of 1933

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carrollton and State of Texas on the 9th day of September, 1998.

                           BLUE WAVE SYSTEMS INC.


                           By  /s/ SIMON YATES
                              --------------------------------------------------
                              Simon Yates, President and Chief Executive Officer


                               POWER OF ATTORNEY

Each of the undersigned hereby appoints Charles D. Brockenbush as attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on September 9, 1998.

Signature                          Title
---------                          -----


/s/ SIMON YATES
------------------------------     President and Chief Executive Officer
Simon Yates                         (Chief Executive Officer)


/s/ CHARLES BROCKENBUSH
------------------------------     Vice President-Finance and Chief Financial
Charles Brockenbush                 Officer (Chief Financial and Accounting
                                    Officer)


/s/ SAM SMITH
------------------------------     Chairman of the Board
Sam Smith


/s/ JOHN FORREST
------------------------------     Director
John Forrest


/s/ JOHN RYNEARSON
------------------------------     Director
John Rynearson



------------------------------     Director and Executive Vice President
Rob Shaddock

                                 EXHIBIT INDEX
                                 -------------



 2.1 Share Purchase Agreement, dated November 17, 1997, between the Registrant and Loughborough Sound Images Limited (formerly Loughborough Sound Images plc) (1)
 2.2 Letter Agreement dated March 24, 1998, between the Registrant and Loughborough Sound Images Limited. (1)
 3.1      Certificate of Incorporation of the Registrant, as amended. (3)
 3.2      Bylaws, as amended, of the Registrant. (2)
 5        Opinion of Crouch & Hallett, L.L.P. (3)
10.1      Form of Indemnification and Hold Harmless Agreement. (2)
10.2 Commercial Quad-C40 Program ("Commercial") by and between Texas Instruments, Incorporated ("TI") and the Registrant dated October 9, 1992. (2)
10.3      Amendment 1 to Commercial dated March 19, 1993. (2)
10.4      Amendment 2 to Commercial dated July 1, 1993. (2)
10.5      Amendment 3 to Commercial dated January 12, 1995. (2)
10.6 MIL-SPEC Quad-C40 Program ("MIL-SPEC") by and between TI and the Registrant dated January 20, 1993. (2)
10.7      Amendment 1 to MIL-SPEC dated March 19, 1993. (2)
10.8      Amendment 2 to MIL-SPEC dated July 1, 1993. (2)
10.9 ASP048 License Agreement ("ASP048 License Agreement") by and between TI and the Registrant dated December 29, 1992. (2)
10.10     Amendment 1 to ASP048 License Agreement dated July 15, 1993. (2)
10.11 MIL-SPEC Octal-C40 Program ("MIL-SPEC Octal") by and between TI and the Registrant dated March 28, 1994. (2)
10.12 Dual MVP Digital Computer Board License Agreement by and between TI and the Registrant dated January 12, 1995. (2)
23.1      Consent of Arthur Andersen, LLP. (3)
23.2      Consent of PricewaterhouseCoopers. (3)
23.3      Consent of Crouch & Hallett, L.L.P. (included in Exhibit 5)
24        Power of Attorney (included on p. II-4)

---------------------
(1) Filed as an exhibit to the Registrant's Current Report on Form 8-K dated May 12, 1998.
(2) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-95852).
(3)       Filed herewith.